EXHIBIT 10.5

EX-IM WORKING CAPITAL GUARANTEE CREDIT AGREEMENT

THIS EX-IM WORKING CAPITAL GUARANTEE CREDIT AGREEMENT (this "Agreement") is entered into as of February 1, 2014, by and between S&W SEED COMPANY, a Nevada corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.        LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including April 1, 2015, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital purposes to finance the manufacture, production, purchase or services rendered and subsequent export sale of Items (as defined in the Borrower Agreement between Export-Import Bank of the United States ("Ex-Im Bank") and Borrower ("Borrower Agreement")). Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of February 1, 2014 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of ninety percent (90%) of Eligible Accounts Receivable, as defined below, plus seventy five percent (75%) of the value of Eligible Inventory, as defined below, with value defined as the lower of cost or fair market value on a first-in first- out basis determined in accordance with generally accepted accounting principles. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's Eligible Accounts Receivable.

"Eligible Accounts Receivable" shall mean Borrower's export accounts, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include (A) any account included in the "Ineligible Accounts Receivable" definition on the form of Borrowing Base Certificate attached hereto as Exhibit A ("Borrowing Base Certificate"), all terms of which are incorporated herein by this reference, and (B) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

"Eligible Inventory" shall mean all export-related inventory of Borrower at the lower of cost or market value as determined in accordance with GAAP, and shall not include (A) any inventory that Article I (Definitions) of the Borrower Agreement provides should be excluded, and (B) any inventory included in the "Ineligible Inventory" definition on the Borrowing Base Certificate.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note or any other document or instrument required hereby; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.         INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to One Hundred Thousand Dollars ($100,000.00), which fee shall be due and payable in full on the date of this Agreement.

(d) Ex-Im Bank Application Fee. Borrower shall pay to Bank a non-refundable application fee equal to $100, which fee shall be due and payable in full on the date of this Agreement.

SECTION 1.3.        COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document (as defined in Section 2.2 hereof) other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower's deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.        COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory, equipment and sixty five percent (65%) of Borrower's stock held in Seed Genetics International Pty Ltd.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.        LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Nevada, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2.         AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.        NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.        LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated June 30, 2013, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6.        INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.        NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.        PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.        ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.         OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.         ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.         EX-IM BANK GUARANTEE. The obligations of Borrower to Bank subject to this Agreement are, and shall continue to be until all such obligations have been paid in full, guaranteed as to 90% of the amount thereof by Ex-Im Bank. Every statement, representation and warranty of Borrower in (a) the Borrower Agreement and (b) the U.S. Small Business Administration/Ex-Im Bank Joint Application for Working Capital Guarantee ("Joint Application"), and (c) each other document pertaining to the credits contemplated by this Agreement, shall be true and correct as of the date hereof.

ARTICLE III
CONDITIONS

SECTION 3.1.        CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i) This Agreement and each promissory note or other instrument or document required hereby.
(ii) The Borrower Agreement required by Ex-Im Bank together with the Joint Application and the latest Country Limitation Schedule of Ex-Im Bank.
(iii) Exceptions to the Ex-Im Working Capital program approved by Ex-Im Bank in writing.
(iv) Economic Impact Certification and Consent of Guarantors, if any.
(v) Fax and E-Mail Transmission and Acceptance of Requests, Instructions, Documents and Information.
(vi) Corporate Resolution: Borrowing.
(vii) Certificate of Incumbency.
(viii) Ex-Im Working Capital Guarantee Continuing Security Agreement: Rights to Payment and Inventory.
(ix) Ex-Im Working Capital Guarantee Security Agreement: Equipment.
(x) Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor, if any.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank, including without limitation, policies of marine cargo insurance, accounts receivable insurance and business personal property insurance.G

SECTION 3.2.        CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including without limitation, the following:

(I) For any credit extension that is subject to confirmation of compliance with any limitation on borrowings hereunder at the time it is made, a Borrowing Base Certificate demonstrating compliance with such requirements.

(c) Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.        PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.        ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3.        FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 45 days after and as of the end of each September 30, December 31 and March 31, a quarterly report on form 10-Q as filed with the Securities and Exchange Commission, containing unaudited financial statements for such period;

(b) not later than 90 days after and as of the end of each fiscal year, an annual report on form 10-K as filed with the Securities and Exchange Commission, containing audited financial statements for such fiscal year;

(c) not later than 75 days after and as of the end of Borrower's fiscal year end, on a consolidated and consolidating basis, a copy of Borrower's projections for the following fiscal year, to include balance sheet and income statement;

(d) not later than 20 days after and as of the end of each month, a Borrowing Base Certificate, an inventory report showing the types, locations and unit or dollar values of all the inventory collateral, an aged listing of accounts receivable to include both factored and unfactored accounts, an aged listing of accounts payable, and not later than 20 days after and as of each June 30 and December 31 a list of the names, addresses and phone numbers of all Borrower's account debtors and an aged listing of their balances;

(e) contemporaneously with each annual and fiscal quarter end financial statement of Borrower required hereby, a certificate of the chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(f) from time to time such other information as Bank may reasonably request.

SECTION 4.4.        COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.        INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, seismic property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect, together with a lender's loss payee endorsement for all such insurance naming Bank as a lender loss payee.

SECTION 4.6.        FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.        TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.         LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $500,000.00.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Tangible Net Worth not less than $30,000,000.00 at each fiscal quarter end, on a consolidated basis, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals.

(b) Debt Service Coverage Ratio not less than 1.25 to 1.0, determined as of each fiscal year end, on a consolidated basis, with "Debt Service Coverage Ratio" defined as the aggregate of gross income received by Borrower less all expenses (excluding depreciation, amortization, interest expense and non-cash stock-based compensation expense) paid by Borrower during any fiscal year divided by the aggregate of all principal and interest required to be paid by Borrower during such fiscal year.

(c) Total Liabilities divided by Tangible Net Worth not greater than 1.50 to 1.0 at each fiscal quarter end, on a consolidated basis, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

(d) Net income after taxes not less than $1.00, measured on a consolidated rolling 4-quarter basis as of each fiscal quarter end. Borrower permitted to exclude one-time crop losses incurred during fiscal year 2013 up to a maximum of $2,333,123.00 for the reporting period ending March 31, 2014 only.

SECTION 4.10.         NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

SECTION 4.11.         COLLATERAL AUDITS: Permit Bank to audit all Borrower's collateral required hereunder, with such audit to be performed not later than 90 days after closing, and on an annual basis thereafter, commencing December 31, 2014, by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank's costs and expenses of each audit to be reimbursed in full by Borrower. Bank shall not be required to share the results of the audit(s) with Borrower or any third party.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.        USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.        CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $1,500,000.00.

SECTION 5.3. OTHER INDEBTEDNESS OF BORROWER AND ITS SUBSIDIARIES. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any liabilities of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) the liabilities of Borrower's wholly owned subsidiary, Seed Genetics International Pty Ltd ("SGI") owed to National Australia Bank for working capital purposes not to exceed an aggregate of $10,000,000.00, (d) liabilities which are subordinated to the obligations of Borrower to Bank pursuant to subordination agreements in form and substance satisfactory to Bank, and (e) capital lease obligations not to exceed an aggregate of $300,000.00.

SECTION 5.4.        MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business; provided, however that acquisitions or investments in other entities up to a maximum of $1,000,000.00 in each calendar year are permitted hereunder.

SECTION 5.5.        GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank, and (b) that certain guaranty by Borrower in connection with the obligations of SGI to National Australia Bank not to exceed $10,000,000.00 at any time.

SECTION 5.6.        LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and (b) additional loans or advances to Seed Genetics International Pty Ltd in amounts not to exceed an aggregate of $10,000,000.00 at any time outstanding.

SECTION 5.7.        DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding, except Borrower is permitted to repurchase common stock up to a maximum amount of $200,000.00 in any fiscal year.

SECTION 5.8.        PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.        The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an "Event of Default" in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with "control" defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members' equity or other ownership interest (other than a limited partnership interest).

(j) Borrower fails to deliver not later than June 1, 2014, a pledge in form and substance satisfactory to Bank of 65% of the outstanding shares of its wholly owned foreign subsidiary, Seed Genetics International Pty Ltd and a legal opinion related to such pledge in form and substance satisfactory to Bank.

SECTION 6.2.        REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.        NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.        NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	S&W SEED COMPANY 25552 South Butte Avenue Five Points, CA 93624

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION MAC A0195-213 1 Front Street, 21st Floor San Francisco, CA 94111

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.        COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in any proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.        SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.        ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.        NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.        TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.        SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.        COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. CONFLICT WITH BORROWER AGREEMENT. In the event a conflict exists between this Agreement and the Borrower Agreement, the most stringent provision shall apply.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

S&W SEED COMPANY By /s/ Matthew K. Szot Matthew K. Szot, Senior Vice President Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Gavin Smith Gavin Smith, Vice President